                                    Enterprise Fund
                                  10f-3 Transactions

Underwriting          Purchased From         Amount Purchased     % of Underwriting     Date of Purchase
Ingram Micro          Alex Brown             35,000               0.175%                10/31/96
GeoTel                Alex Brown              6,900               0.314%                11/20/96
BA Merchant Services  Goldman Sachs           4,500               0.032%                12/18/96